                                                                     EXHIBIT 2.1



                                                                 EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               AVANEX CORPORATION,

                         ASPEN ACQUISITION CORPORATION,

                                       AND

                                HOLOGRAPHIX INC.

                            DATED AS OF MAY 22, 2000

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                                TABLE OF CONTENTS
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ARTICLE I DEFINITIONS...........................................................2

        1.1    Certain Definitions..............................................2

ARTICLE II PURCHASE AND SALE OF ASSETS..........................................5

        2.1    Purchase and Sale of Assets......................................5
        2.2    Assumption of Liabilities........................................7
        2.3    Consideration for Purchased Assets...............................9
        2.4    Sales and Use Taxes.............................................10
        2.5    Bulk Transfer Laws..............................................10
        2.6    Closing.........................................................10
        2.7    Nontransferable Assets..........................................11
        2.8    Taking of Necessary Action; Further Action......................12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER...........................12

        3.1    Organization, Qualification, and Corporate Power................12
        3.2    Authorization...................................................13
        3.3    Capitalization..................................................13
        3.4    Subsidiaries....................................................14
        3.5    No Conflicts....................................................14
        3.6    Consents........................................................14
        3.7    Financial Statements............................................15
        3.8    Undisclosed Liabilities.........................................15
        3.9    Events Subsequent to Most Recent Fiscal Period End..............15
        3.10   Legal Compliance................................................17
        3.11   Tax Matters.....................................................17
        3.12   Title of Properties; Absence of Liens and Encumbrances;
               Condition of Equipment..........................................20
        3.13   Intellectual Property...........................................20
        3.14   Contracts.......................................................24
        3.15   Notes and Accounts Receivable...................................27
        3.16   Power of Attorney...............................................27
        3.17   Insurance.......................................................27
        3.18   Litigation......................................................27
        3.19   Restrictions on Business Activities.............................27
        3.20   Product Warranty................................................27
        3.21   Guaranties; Indemnities.........................................28
        3.22   Employees.......................................................28
        3.23   Employee Matters and Benefit Plans..............................28
        3.24   Environment, Health, and Safety.................................32
        3.25   Certain Business Relationships With Seller......................34
        3.26   No Adverse Developments.........................................34
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                                TABLE OF CONTENTS
                                  (CONTINUED)
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        3.27   Bankruptcy Order................................................34
        3.28   Fees............................................................34
        3.29   Complete Copies of Materials....................................34
        3.30   Board Approval..................................................34
        3.31   Export Control Laws.............................................35
        3.32   Preferences; Solvency...........................................35
        3.33   Full Disclosure.................................................36
        3.34   Information Supplied............................................36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER..................36

        4.1    Organization, Qualification, and Corporate Power................36
        4.2    Authorization...................................................37
        4.3    Capitalization..................................................37
        4.4    No Conflicts....................................................38
        4.5    Consents........................................................38
        4.6    SEC Filings.....................................................38
        4.7    Brokers' Fees...................................................39
        4.8    Information Supplied............................................39

ARTICLE V PRE-CLOSING COVENANTS................................................39

        5.1    Operation of Business...........................................39
        5.2    Access to Information...........................................42
        5.3    Notice of Developments..........................................42
        5.4    Stockholder Approval............................................42
        5.5    No Solicitation.................................................42
        5.6    Regulatory Filings..............................................43
        5.7    Affiliate Agreements............................................43
        5.8    Proxy Materials; Permit Application.............................44
        5.9    Reasonable Efforts..............................................44
        5.10   Notices and Consents............................................45

ARTICLE VI OTHER AGREEMENTS AND COVENANTS......................................45

        6.1    Confidentiality.................................................45
        6.2    Additional Documents and Further Assurances.....................45
        6.3    Treatment as Reorganization.....................................45
        6.4    Employee Plans and Benefit Arrangements.........................45
        6.5    Seller Options and Warrants.....................................46
        6.6    Retention Options...............................................46
        6.7    Form S-8........................................................46
        6.8    New Consultants.................................................46
        6.9    Retained Employees..............................................47
        6.10   Listing of Additional Shares....................................47
        6.11   Liquidation of Seller...........................................47
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                                TABLE OF CONTENTS
                                  (CONTINUED)
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        6.12   Reasonable Cooperation of Buyer.................................47

ARTICLE VII CONDITIONS TO THE CLOSING..........................................48

        7.1    Conditions to Parent's and Buyer's Obligation to Close..........48
        7.2    Conditions to Seller's Obligations..............................50

ARTICLE VIII INDEMNIFICATION; ESCROW...........................................52

        8.1    Survival of Representations and Warranties......................52
        8.2    Indemnification by Seller.......................................52
        8.3    Indemnification by Buyer........................................59

ARTICLE IX TERMINATION.........................................................59

        9.1    Termination of the Agreement....................................59
        9.2    Effect of Termination...........................................60

ARTICLE X MISCELLANEOUS........................................................61

        10.1   Press Releases and Public Announcements.........................61
        10.2   No Third-Party Beneficiaries....................................61
        10.3   Entire Agreement and Modification...............................61
        10.4   Amendment.......................................................61
        10.5   Waivers.........................................................61
        10.6   Successors and Assigns..........................................62
        10.7   Counterparts....................................................62
        10.8   Headings........................................................62
        10.9   Notices.........................................................62
        10.10  Governing Law...................................................63
        10.11  Forum Selection; Consent to Jurisdiction........................63
        10.12  Severability....................................................64
        10.13  Expenses........................................................64
        10.14  Construction....................................................64
        10.15  Seller Disclosure Letter........................................64
        10.16  Attorneys' Fees.................................................64
        10.17  Further Assurances..............................................65
        10.18  Time of Essence.................................................65
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                                     -iii-

                                    EXHIBITS

Exhibit A         Form of Voting Agreement
Exhibit B-1       List of Persons signing Non-Competition Agreements
Exhibit B-2       Form of Non-Competition Agreement
Exhibit C-1       List of Persons signing Employment Agreements
Exhibit C-2       Form of Employment Agreement
Exhibit D         Form of Affiliate Agreement
Exhibit E         Form of Holographix Inc. Liquidating Trust Agreement and
                  Declaration of Trust
Exhibit F         Form of Employment Confidential Information, Invention
                  Assignment and Arbitration Agreement
Exhibit G         Assumed Indebtedness of the Seller to be Paid at Closing



                                    SCHEDULES

Schedule 2.1(c)(viii)  Additional Excluded Assets
Schedule 2.2(b)        Additional Assumed Liabilities
Schedule 2.2(c)(i)     Excluded Agreements
Schedule 7.1(f)        Necessary Consents

                            ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of May 22, 2000, by and among by and among Avanex Corporation, a Delaware corporation ("PARENT"), Aspen Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("BUYER"), and Holographix Inc., a Delaware corporation ( "SELLER"). Parent, Buyer and Seller are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."


                                    RECITALS

        A. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and subject to the conditions set forth herein, the assets of Seller described herein, and Seller desires Buyer to assume certain of Seller's liabilities, which Buyer would agree to assume on the terms and subject to the conditions set forth herein.

        B. The Board of Directors of each of Parent, Buyer and Seller believes it is in the best interests of its respective corporation and stockholders that the transactions contemplated hereby be consummated and, in furtherance thereof, has approved this Agreement and the transactions contemplated hereby.

        C. Parent, Buyer and Seller desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

        D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and to cause the transactions contemplated hereby to qualify as a "reorganization" under the provisions of Section 368(a)(1)(C) of the Code.

        E. Concurrent with the execution of this Agreement, as a material inducement to Parent and Buyer to enter into this Agreement, certain stockholders of Seller are entering into voting agreements in the form of EXHIBIT A hereto (the "VOTING AGREEMENTS").

        F. As a further inducement to Parent and Buyer to enter into this Agreement, prior to Closing, certain employees of Seller will enter into non-competition agreements in the form of EXHIBIT B-2 hereto (the
"NON-COMPETITION AGREEMENTS") and employment agreements in the form of EXHIBIT C-2 hereto (the "EMPLOYMENT AGREEMENTS"), and all affiliates of Seller will enter INTO affiliate agreements in the form of EXHIBIT D hereto with Parent (the "AFFILIATE AGREEMENTS").

        G. A portion of the Parent Common Stock otherwise issuable by Parent in connection with the transactions contemplated by this Agreement shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions.

        NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

               (a) "AFFILIATE" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

               (b) "ASAHI AGREEMENT" shall mean the Agreement, dated July 22, 1993, by and between Asahi Optical Co., Ltd. and Seller, as amended to date.

               (c) "BANKRUPTCY CASE" means the proceeding under Chapter 11 of Title 11 of the United States Code, originally filed on June 14, 1990.

               (d) "BARCO AGREEMENt" shall mean the Development Contract, dated March 24, 1994, by and between Barco Graphics NV and Seller, as amended to date.

               (e) "ESCROW SHARES" shall mean that number of shares of Parent Common Stock determined by dividing $7,500,000 by the Trading Price.

               (f) "EXCHANGE RATIO" shall mean the quotient obtained by dividing
(A) the Fully-Diluted Consideration by (B) the difference of (i) the sum of (x) the total number of shares of Seller Capital Stock that are issued and outstanding immediately prior to Closing and (y) the total number of shares of Seller Capital Stock issuable upon conversion or exercise in full of all convertible securities or options (vested and unvested), warrants or other rights to acquire Seller Capital Stock that are outstanding immediately prior to Closing, minus (ii) the total number of shares of Seller Capital Stock issuable upon exercise in full of all Retention Options.

               (g) "FULLY-DILUTED CONSIDERATION" shall mean the number of shares of Parent Common Stock determined by dividing $74,850,000 by the Trading Price.

               (h) "GOVERNMENTAL BODY" means any:

                          (i) nation, province, state, county, city, town,
village, district, or other jurisdiction of any nature;

                          (ii) federal, provincial, state, local, municipal,
foreign, or other government;

                          (iii) governmental or quasi-governmental authority of
any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                          (iv) multi-national organization or body; or

                          (v) body exercising, or entitled to exercise, any
administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

               (i) "HIRED EMPLOYEE" shall mean any former employee of Seller who accepted Buyer's offer of employment and becomes an employee of Buyer upon the Closing.

               (j) "INTELLECTUAL PROPERTY RIGHTS" any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("PATENTS"); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("COPYRIGHTS"); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("MASKWORKS"); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("TRADEMARKS"); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights.

               (k) "LIEN" means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort, other than (a) mechanic's, materialmen's, and similar liens with respect to any amounts not yet due and payable, and (b) liens for taxes not yet due and payable.

               (l) "MATERIAL ADVERSE EFFECT" shall mean any adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of Parent or any of its subsidiaries or Seller or any of its subsidiaries, as the case may be, which is material to Parent and its subsidiaries, taken as a whole, or Seller and its subsidiaries, taken as a whole, as the case may be.

               (m) "PARENT COMMON STOCK" means Common Stock of Parent, $0.001 par value.

               (n) "PARENT OPTION SHARES" means the product of (i) the Exchange Ratio times (ii) the difference of (A) the Seller Options minus (B) the Retention Options

               (o) "PARENT SEC REPORTS" has the meaning set forth in Section
5.6.

               (p) "PARENT SHARE CONSIDERATION" shall mean the number of shares of Parent Common Stock equal to the difference of (i) the Fully-Diluted Consideration, minus (ii) the Parent Option Shares.

               (q) "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

               (r) "REGISTERED INTELLECTUAL PROPERTY RIGHTS" all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

               (s) "REPRESENTATIVES" means, with respect to a Person, that Person's officers, directors, employees, accountants, counsel, investment bankers, financial advisors, agents and other representatives.

               (t) "RETENTION OPTIONS" shall mean options to purchase Seller Common Stock to be granted to persons identified by Parent and Seller, which (i) shall be granted under Seller's 2000 Stock Option Plan, (ii) shall have an exercise price as designated by Seller with the approval of Parent, and (iii) shall be subject to option agreements, in each case, in form and substance satisfactory to Parent.

               (u) "SAMSUNG AGREEMENT" shall mean the Development and License Agreement, dated January 23, 1998, by and between Samsung Electronics Co., Ltd. and Seller, as amended to date.

               (v) "SEC" means the United States Securities and Exchange Commission.

               (w) "SELLER CAPITAL STOCK" means Seller Common Stock or Seller Preferred Stock.

               (x) "SELLER COMMON STOCK" means Common Stock of Seller, $0.01 par value per share.

               (y) "SELLER OPTIONS" shall have the meaning ascribed to such term in Section 6.5.

               (z) "SELLER PREFERRED STOCK" means Series A Preferred Stock of Seller, $0.01 par value per share.

               (aa) "SELLER INTELLECTUAL PROPERTY" means any and all Technology and any and all Intellectual Property Rights, including Seller Registered Intellectual Property Rights (as defined below), that is or are owned (in whole or in part) by or exclusively licensed to Seller.

               (bb) "SELLER STOCKHOLDERS" shall mean the stockholders of record of Seller immediately prior to the Closing.

               (cc) "TECHNOLOGY" shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

               (dd) "TRADING PRICE" shall mean the average closing price of Parent's Common Stock as reported by the Nasdaq National Market for each of the ten (10) business days ending two (2) business days prior to the date hereof.

               (ee) "TARGET AGREEMENt" shall mean the License Agreement, dated February 22, 1996, by and between Target Systems, Inc. and Seller, as amended to date.

               (ff) "WWG PURCHASE ORDERS" shall mean the purchase order/proposal from Wandell & Golterman, dated August 27, 1999, as amended to date, and the purchase orders from Wavetek Wandell Golterman, dated January 14, 2000 and March 30, 2000, as amended to date.



                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

        2.1 Purchase and Sale of Assets.

               (a) Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 2.6(a) hereof), Buyer shall purchase from Seller, and Seller shall irrevocably sell, convey, transfer, assign and deliver to Buyer, the Purchased Assets (as defined in Section 2.1(b) hereof), free and clear of all Liens.

               (b) Definition of Purchased Assets. For all purposes of and under this Agreement, the term "PURCHASED ASSETS" shall mean, refer to and include all of Seller's right, title and interest in and to all tangible and intangible assets, properties and rights which are owned, used or held for use by Seller, including, without limitation, the following to the extent owned, used or held for use by Seller as of the Closing (but specifically excluding the Excluded Assets (as defined in Section 2.1(c) hereof)):

                          (i) all real property, and any leaseholds and
sub-leaseholds therein, buildings, structures, improvements, fixtures, furnishings and other fittings thereon, and easements, rights-of-way, and other appurtenances thereto;

                          (ii) all tangible personal property (whether or not
located on Seller's premises), including, without limitation, all machinery, equipment and tools, furniture and furnishings, computers and computer supplies, office materials and supplies, inventories of any kind or nature, raw materials and supplies, manufactured and purchased goods, and all goods in process and finished goods;

                          (iii) all cash and cash equivalents in excess of
$150,000;

                          (iv) all accounts, notes and other receivables, all
prepaid assets and expenses;

                          (v) all books, records (other than records relating to
Taxes), ledgers, files, documents, correspondence, customer, supplier, advertiser, circulation and other lists (including subscribers), invoices and sales data, creative, advertising and other promotional materials, studies, reports, and other printed or written materials or data;

                          (vi) all Seller Intellectual Property, goodwill
associated therewith, licenses and sublicenses granted and obtained with respect thereto, rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the applicable laws of all jurisdictions;

                          (vii) all rights under any contracts, indentures,
mortgages, instruments, Liens, guaranties or other agreements of Seller, other than the Excluded Agreements;

                          (viii) all rights under all permits, authorizations,
orders, registrations, certificates, variances, approvals, consents and franchises or any pending applications of Seller, including without limitation all Permits (as defined in Section 3.10) to the extent such rights are transferable;

                          (ix) all claims, actions, deposits, prepayments,
refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or character;

                          (x) all insurance policies, and refunds paid or
payable in connection with the cancellation or discontinuance of any such insurance policies following the Closing; and

                          (xi) the goodwill associated with the business of
Seller.



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

               (c) Definition of Excluded Assets. Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term "PURCHASED ASSETS" shall not mean, refer to or include the following (collectively, the "EXCLUDED ASSETS") to the extent owned, used or held for use by Seller as of the Closing:

                          (i) the corporate charter and bylaws, qualifications
to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

                          (ii) up to $150,000 in cash;

                          (iii) all refunds of Taxes;

                          (iv) all claims, actions, deposits, prepayments,
refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Taxes) relating to the Excluded Agreements, Excluded Assets or the Excluded Liabilities;

                          (v) all directors' and officers' insurance policies,
and refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies following the Closing;

                          (vi) all rights of Seller under this Agreement, any
agreement, certificate, instrument or other document executed and delivered by Seller or Buyer in connection with the transactions contemplated hereby, or any side agreement between Seller and Buyer entered into on or after the date hereof;

                          (vii) all books and records of Seller which relate to
the Taxes, Excluded Agreements or Excluded Assets; provided, however, Seller agrees that it shall provide Buyer with copies of, or reasonable access to, such books and records to the extent that any such books and records relate to any of the Purchased Assets or Assumed Liabilities; and

                          (viii) all assets set forth on Schedule 2.1(c)(vii)
hereto.

        2.2 Assumption of Liabilities.

               (a) Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume from Seller, and Seller shall irrevocably convey, transfer and assign to Buyer, all of the Assumed Liabilities (as defined in Section 2.2(b) hereof). Buyer shall not assume any Liabilities (as defined in Section 2.2(b) hereof) of Seller pursuant hereto, other than the Assumed Liabilities.

               (b) Definition of Assumed Liabilities. For all purposes of and under this Agreement, the term "ASSUMED LIABILITIES" shall mean, refer to and include the following liabilities of Seller (but specifically excluding the Excluded Liabilities (as defined in Section 2.2(c) hereof)):

                          (i) all liabilities reflected in the Most Recent
Balance Sheet (as defined in Section 3.7 hereof);

                          (ii) all liabilities incurred by Seller in the
ordinary course of business from the date of the Most Recent Balance Sheet through the Closing Date through no violation of Section 5.1 hereof;

                          (iii) all liabilities under any contracts, indentures,
mortgages, instruments, Liens, guaranties or other agreements of Seller, other than the Excluded Agreements arising after the Closing Date (including commitments by Seller to purchase goods in the ordinary course of business which are unfulfilled as of the Closing Date), except to the extent arising from any breach or default occurring prior to the Closing Date;

                          (iv) all liabilities under Permits arising after the
Closing Date;

                          (v) all liabilities and obligations set forth in
Schedule 2.2(b) under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the liabilities and obligations so disclosed;

                          (vi) all liabilities related to the Purchased Assets
to the extent arising from or related to any facts or circumstances occurring after the Closing Date;

                          (vii) all liabilities related to the Hired Employees
arising from or related to any facts or circumstances occurring after the Closing Date, except as otherwise expressly provided herein.

                          (viii) all liabilities for Seller Expenses (as defined
in Section 10.13) up to $2,000,000;

                          (ix) all liabilities related to Seller Options, as set
forth in Section 6.5 or 6.6; and

                          (x) all liabilities of Seller arising out of or in
connection with any claims, action, deposits, prepayments, refunds, causes of action or choses in action pending against Seller as of the Closing.

               (c) Definition of Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, the term "ASSUMED LIABILITIES" shall not mean, refer to or include the following (collectively, "EXCLUDED LIABILITIES"):

                          (i) all liabilities relating to agreements as set
forth on Schedule 2.2(c)(i) (the "EXCLUDED AGREEMENTS");

                          (ii) all liabilities for Taxes of Seller or Taxes
attributable to the ownership or operation of the Purchased Assets for any taxable period (or portion of any period) ending on or prior to the Closing Date and, including, without limitation, all Liabilities for Taxes attributable to the transactions contemplated by this Agreement resulting from a determination by any Tax authority that the transactions contemplated hereby do not qualify as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code;

                          (iii) all liabilities for Seller Expenses in excess of
$2,000,000 in the aggregate;

                          (iv) all liabilities relating to options, warrants and
other rights to purchase or otherwise acquire shares of capital stock of Seller, other than Seller Options assumed by Buyer pursuant hereto;

                          (v) all liabilities to stockholders of Seller in their
capacity as such;

                          (vi) all liabilities of Seller under this Agreement or
any other certificate, instrument or other agreement entered into in connection with the transactions contemplated hereby;

                          (vii) all liabilities of Seller or any successor
thereto for any breach of this Agreement by Seller, or any representation or warranty of Seller contained herein; and

                          (viii) all liabilities other than Assumed Liabilities.

        2.3 Consideration for Purchased Assets.

               (a) Consideration. On the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Purchased Assets by Seller to Buyer, at the Closing, (i) Buyer shall deliver to Seller the Parent Share Consideration and (ii) Buyer shall assume all of the Assumed Liabilities pursuant to Section 2.2 hereof (collectively, the "PURCHASE PRICE").

               (b) Adjustments to Parent Common Stock. The number of shares of Parent Common Stock issuable in Section 2.3(a) shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Seller Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Closing.

               (c) Escrow Deposit. Notwithstanding the terms of Section 2.3(a) hereof, subject to and in accordance with the provisions of Article VIII hereof, at the Closing, Buyer shall cause to be delivered to the Escrow Agent (as defined in Section 8.2 hereof) a certificate or certificates representing the Escrow Shares, which shall be registered in the name of the Escrow Agent as nominee for Seller. The Escrow Shares shall be available to compensate Parent, Buyer or any other Buyer Indemnified Person (as defined in Section 8.2(a) hereof) for any Losses (as defined in Section 8.2(a) hereof) for which Parent, Buyer or any other Buyer Indemnified Person is entitled to indemnification from Seller or any successor thereto pursuant to Article VIII hereof. To the extent not used for such purposes, such Escrow Shares shall be released pursuant to and in accordance with the terms of Article VIII hereof.

        2.4 Sales and Use Taxes. Buyer shall bear and pay any and all sales, use and transfer taxes arising out of the transfer of the Purchased Assets to Buyer pursuant hereto (the "TRANSFER Taxes"). To the extent permitted by applicable law, Parent and Buyer shall cooperate fully with Seller in minimizing such Transfer Taxes. To the extent any Tax authority provides notice to Parent or Buyer of an audit of the Transfer Taxes, Buyer shall promptly assume responsibility for such audit and shall bear and pay when due any additional Transfer Taxes (plus interest and penalties determined to be due thereon).

        2.5 Bulk Transfer Laws. Parent, Buyer and Seller shall waive, to the fullest extent permitted by applicable law, any and all bulk transfer or similar laws that may apply to the transactions contemplated by this Agreement.

        2.6 Closing.

               (a) Closing Place, Time and Date. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Street, Spear Tower, Suite 3300, San Francisco, CA 94105, at 10:00 a.m. on the date which is two (2) business days following the satisfaction or, if permitted pursuant to the terms of Article VII hereof, waiver of the conditions to Closing set forth in Article VII hereof, or at such other place and such other time and/or date as the parties hereto shall mutually agree (the actual date on which the Closing shall occur being referred to herein as the "CLOSING DATE").

               (b) Closing Deliveries.

                          (i) At the Closing, Buyer shall deliver, or cause to
be delivered, to Seller or the Escrow Agent, as applicable, the following, dated as of the Closing Date and executed for and on behalf of Parent or Buyer (as applicable) by a duly authorized officer thereof:

                             (1) a certificate representing the Parent Share
Consideration, less the Escrow Shares, registered in the name of Seller;

                             (2) a certificate representing the Escrow Shares,
registered in the name of the Escrow Agent as nominee for Seller;

                             (3) one or more instruments of assignment and
assumption, in customary form and substance reasonably satisfactory to Buyer and Seller and their respective counsel;

                             (4) any and all other instruments, certificates and
agreements contemplated by Article VII hereof or as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities pursuant hereto to the fullest extent permitted by applicable law.

                          (ii) At the Closing, Seller shall deliver, or cause to
be delivered, to Buyer the following, dated as of the Closing Date and executed for and on behalf of Seller by a duly authorized officer thereof:

                             (1) a bill of sale, in customary form and substance
reasonably satisfactory to Buyer and Seller and their respective counsel;

                             (2) one or more instruments and assumption, in
customary form and substance reasonably satisfactory to Buyer and Seller and their respective counsel;

                             (3) an instrument of assignment of patents, in
customary form and substance reasonably satisfactory to Buyer and Seller and their respective counsel;

                             (4) an instrument of assignment of copyrights, in
customary form and substance reasonably satisfactory to Buyer and Seller and their respective counsel;

                             (5) an instrument of assignment of trademarks, in
customary form and substance reasonably satisfactory to Buyer and Seller and their respective counsel; and

                             (6) any and all other instruments, certificates and
agreements contemplated by Article VII hereof or as Buyer may reasonably request in order to effectively transfer to Buyer all of the Purchased Assets pursuant hereto to the fullest extent permitted by applicable law.

               (c) Closing. The effective date of the transfer of the Purchased Assets from Seller to Buyer pursuant hereto shall be 12:01 a.m. of the Closing Date (the "CLOSING"). From and after the Closing, the business of Seller shall be conducted and the Purchased Assets shall by held for the account and benefit, and at the risk, of Buyer.

        2.7 Nontransferable Assets. To the extent that any Purchased Asset or Assumed Liability to be sold, conveyed, assigned, transferred, delivered or assumed to or by Buyer pursuant hereto, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), or if such sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or a violation of any law, decree, order, regulation or other governmental edict, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, or an attempted sale, conveyance, assignment, transfer or delivery thereof absent such approvals, consents or waivers. If any such approval, consent or waiver shall not be obtained, or if an attempted assignment of any such Purchased Asset or the assumption of any Assumed Liability by Buyer would be ineffective so that Buyer would not in fact receive all such Purchased Assets or assume all such Assumed Liabilities pursuant hereto, Seller, Buyer and Parent shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations of such Purchased Assets and Assumed Liabilities in accordance with this

Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Seller, at Buyer's expense, would enforce for the benefit of Buyer, with Buyer assuming all of Seller's obligations thereunder, any and all rights of Seller against a third party thereto. From and after the Closing, Seller shall promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset hereunder, and Buyer shall promptly pay, perform and discharge when due all Assumed Liabilities. The failure of Seller to obtain any third party consent hereunder shall not affect the Purchase Price if the Closing shall occur.

        2.8 Taking of Necessary Action; Further Action. From time to time after the Closing Date, at the request of either Party hereto and at the expense of such Party, the Parties hereto shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer's title to or interest in the Purchased Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto. The Seller hereby constitutes and appoints Buyer and its successors and assigns as its true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of the Seller but on behalf of and for the benefit of the Buyer and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Seller or otherwise, for the benefit of the Buyer or its successors and assigns, proceedings at law, in equity, or otherwise, which the Buyer or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Purchased Assets and to do all acts and things in relation to the Purchased Assets which the Buyer or its successors or assigns reasonably deem desirable.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section numbers) supplied by Seller to Parent and Buyer (the "SELLER DISCLOSURE LETTER"), Seller hereby represents and warrants to Parent and Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing ); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

        3.1 Organization, Qualification, and Corporate Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect on Seller. There is no state other than Massachusetts in which Seller owns any property or in which it has any employees, offices or operations. Seller has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3.1 of Seller Disclosure Letter lists the directors and officers of Seller. The operations now being conducted by Seller have not been conducted under any other name since its inception. The copies of Seller's Certificate of Incorporation, Bylaws, minute books, stock transfer ledger, stock option ledger and warrant ledger which have been delivered to Parent are true, correct and complete as of the date hereof and shall be as of the Closing.

        3.2 Authorization. Seller has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the "ANCILLARY AGREEMENTS") to which it is a party, and, subject to receipt of the requisite approval of its stockholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party. This Agreement and the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby have been approved by the unanimous vote of Seller's Board of Directors. This Agreement and the Ancillary Agreements to which Seller is a party constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        3.3 Capitalization.

               (a) Capital Stock. The entire authorized capital stock of Seller consists of 5,000,000 shares of Common Stock, 282,589 of which are issued and outstanding, and 3,000,000 shares of Series A Preferred Stock, 633,334 of which are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, non-assessable and were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights and are held of record by the respective stockholders with the domicile addresses as set forth in Section 3.3(a) of Seller Disclosure Letter. None of the issued and outstanding shares of capital stock are subject to any preemptive rights, rights of first refusal, or any similar rights. All of the outstanding shares of capital stock have been offered, issued and sold by Seller in compliance with applicable federal and state securities laws. All shares of Preferred Stock of Seller are convertible into shares of Seller Common Stock at a one-for-one conversion ratio. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of Seller.

               (b) Options, Rights or Other Agreements. Except for Seller Plans,
(i) since the closing of the Bankruptcy Case, Seller has not adopted or maintained and (ii) Seller is not obligated under, any stock option plan or other plan providing for equity compensation of any person. Other than the Retention Options, Seller has reserved 1,483,333 shares of Seller Common Stock for issuance to employees, contract workers and directors of, and consultants to, Seller upon the exercise of options granted under the Plans, of which 1,122,350 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan. Other than the Retention Options, Section 3.3(b) of Seller Disclosure Letter sets forth for each outstanding Seller Option, the name of the holder of such option, the domicile address of such holder, the number of shares of Seller Common Stock issuable upon the exercise of such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date and whether the vesting of such option will be accelerated by the transactions contemplated by this Agreement, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Except for Seller Options, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Seller is a party or by which it is bound obligating Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Seller or obligating Seller to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Seller. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Seller.

        3.4 Subsidiaries. Seller does not have, and never has had, any subsidiaries and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. In addition, there are no corporations, partnerships, associations, joint ventures or other business entities controlled by, directly or indirectly, any party that may be deemed to control Seller.

        3.5 No Conflicts. Neither the execution and the delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, (B) violate or conflict with any provision of its Certificate of Incorporation or bylaws, or
(C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which Seller is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of their respective assets).

        3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Seller, is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (ii) any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT").

        3.7 Financial Statements. Section 3.7 of Seller Disclosure Letter contains the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 1999, 1998 and 1997 for Seller; and (ii) an unaudited balance sheet (the "MOST RECENT BALANCE SHEET") and statements of income and cash flows (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the four month period ended April 30, 2000 (the "MOST RECENT FISCAL PERIOD END") for Seller. The Financial Statements, (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Seller as of such dates and the results of operations of Seller for such periods; provided, however, that the Most Recent Financial Statements lack footnotes and certain other presentation items and are subject to normal year end adjustments which will not be material individually or in the aggregate. The books of account of Seller reflect, in all material respects, as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of Seller required to be reflected therein.

        3.8 Undisclosed Liabilities. Seller has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for that which individually or in the aggregate (i) is reflected on the Most Recent Balance Sheet or (ii) has arisen after the Most Recent Fiscal Period End in the ordinary course of business.

        3.9 Events Subsequent to Most Recent Fiscal Period End. Since the Most Recent Fiscal Period End, there has not been any material adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of Seller. Without limiting the generality of the foregoing, since that date:

               (a) Seller has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the ordinary course of business;

               (b) Seller has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "Contract") or extended or modified the terms of any Contract which (i) involves the payment of greater than $10,000 per annum or which extends for more than one
(1) year, (ii) involves any payment or obligation to any Affiliate of Seller other than in the ordinary course of business, (iii) involves the sale of any material assets, or (iv) involves any license of any Seller Intellectual Property;

               (c) no party (including Seller) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which Seller is a party or by which it is bound and Seller has not modified, canceled or waived or settled any debts or claims held by it, outside the ordinary course of business, or waived or settled any rights or claims of a substantial value, whether or not in the ordinary course of business;

               (d) none of the assets of Seller, tangible or intangible, has become subject to any Lien;

               (e) Seller has not made any capital expenditures except in the ordinary course of business and not exceeding $10,000 in the aggregate of all such capital expenditures;

               (f) Seller has not made any capital investment in, or any loan to, any other Person;

               (g) Seller has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness;

               (h) Seller has not granted any license or sublicense of any rights under or with respect to any Seller Intellectual Property;

               (i) there has been no change made or authorized in the Certificate of Incorporation or bylaws of Seller, except as contemplated by this Agreement;

               (j) other than the grant of the Retention Options hereunder or the issuance of Seller Common Stock pursuant to the exercise of employee stock options granted under the Plans outstanding as of the date hereof, there has not been (i) any change in Seller's authorized or issued capital stock, (ii) any grant of any stock option or right to purchase shares of capital stock of Seller, (iii) the issuance of any security convertible into such capital stock,
(iv) the grant of any registration rights, (v) any purchase, redemption, retirement, or other acquisition by Seller of any shares of any such capital stock or (vi) any declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

               (k) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate of all such damage, destruction and losses;

               (l) Seller has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services;

               (m) Seller has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to Seller than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

               (n) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (o) Seller has not granted any increase in the base compensation of any of its directors or officers, or, except in the ordinary course of business, any of its employees;

               (p) other than the amendments to Seller's 2000 Stock Plan which were or will be made with the approval of Parent, Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

               (q) Seller has not made any other change in employment terms for any of its directors or officers, and Seller has not made any other change in employment terms for any other employees outside the ordinary course of business;

               (r) Seller has not suffered any significant adverse change or any threat of any significant adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or partners;

               (s) Seller has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major suppliers;

               (t) Seller has not received notice and does not have knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

               (u) Seller has not changed any of the accounting principles followed by it or the method of applying such principles;

               (v) Seller has not made a change in any of its banking or safe deposit arrangements;

               (w) Seller has not entered into any transaction other than in the ordinary course of business; and

               (x) Seller has not become obligated to do any of the foregoing.

        3.10 Legal Compliance. Seller is in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or to the knowledge of Seller, is threatened against Seller by any governmental body alleging any failure to so comply. Seller has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of Seller as they are presently conducted.

        3.11 Tax Matters.

               (a) For purposes of this Agreement, (i) "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Since the closing of the Bankruptcy Case, Seller has timely filed all reports and returns with respect to any Taxes ("TAX RETURNS") that it was required to file. All such Tax Returns were correct and complete in all material respects so as to avoid any additional assessments and have been completed in accordance with applicable law and were prepared in accordance with the applicable statutes, rules and regulations. All Taxes owed by Seller (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements.

               (c) Seller has provided adequate reserves on its Financial Statements for the payment of any Taxes accrued but not yet due and payable.

               (d) Seller has withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA"), and other Taxes required to be withheld.

               (e) Except as set forth in Section 3.11(e) of Seller Disclosure Letter, Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, and Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

               (f) There is no dispute, claim or proposed adjustment concerning any Tax liability of Seller either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. Seller is not a party to nor has it been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor does Seller have any reason to believe that any such notice will be received in the future.

               (g) No Tax Returns are currently the subject of audit or examination nor has Seller been notified of any request for an audit or examination.

               (h) No power of attorney has been granted by Seller or any of its Affiliates with respect to any matter relating to Taxes of Seller.

               (i) There are no Liens upon any property or assets of Seller relating to or attributable to Taxes, except for Liens for taxes not yet due and payable.

               (j) Seller has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien upon any property or assets of Seller.

               (k) Seller has not filed a consent under Sec. 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Seller.

               (l) Other than the grant of Retention Options, Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the transactions contemplated by this Agreement that will not be deductible under Section 280G or 162 of the Code.

               (m) Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (n) Seller is not a party to any tax allocation or sharing agreement nor does Seller owe any amount under any such agreement.

               (o) Seller (A) has not been a member of any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local, or foreign law (an "Affiliated Group") filing a consolidated federal Income Tax Return (other than a group the common parent of which was Seller) and (B) has no liability for the taxes of any Person (other than any of Seller) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (p) Seller has not requested or received a ruling from any taxing authority or signed a closing agreement with any taxing authority. No claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by such jurisdiction.

               (q) The unpaid Taxes of Seller (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

               (r) Seller has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the closing of the Bankruptcy Case.

               (s) None of the assets of Seller are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (t) Seller has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

        3.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

               (a) Seller owns no real property, nor has it ever owned any real property. All current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of Seller and, to the knowledge of Seller, on the part of any other party thereto.

               (b) Seller has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Most Recent Balance Sheet, and (ii) such imperfections of title and encumbrances, if any, which do not detract from the value in any material respect or interfere with the present use of the property subject thereto or affected thereby.

               (c) Section 3.12(c) of Seller Disclosure Letter lists each material item of equipment with a value of $5,000 or more (the "EQUIPMENT") owned or leased by Seller, and such Equipment is (i) adequate for the conduct of the business of Seller as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

               (d) Seller owns, free and clear of any Liens, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "CUSTOMER INFORMATION"). Other than Seller and the customers to which such Customer Information relates, no person possesses any claims or rights with respect to use of the Customer Information.

        3.13 Intellectual Property.

               (a) Section 3.13 (a) of Seller Disclosure Letter lists all rights to Seller Intellectual Property, including but not limited to, Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by Seller (the "SELLER REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of Seller Registered Intellectual Property Rights or Seller Intellectual Property.

               (b) Each item of Seller Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth on Section 3.13(b) of Seller Disclosure Letter, there are no actions that must be taken by Seller within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. In each case in which Seller has acquired any Technology or Intellectual Property Right from any person, Seller or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Seller. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded each such assignment of a Registered Intellectual Property Right assigned to Seller with the relevant Governmental Body, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Except as set forth on Section 3.13(b) of Seller Disclosure Letter, Seller has not claimed a particular status, including "Small Business Status," in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

               (c) Seller has no knowledge of any facts or circumstances that would render any Seller Intellectual Property invalid or unenforceable. Without limiting the foregoing, Seller knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Seller Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Seller Registered Intellectual Property Right and Seller has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property Right.

               (d) Each item of Seller Intellectual Property is free and clear of any Liens (i) except as set forth in Section 3.13(d) of Seller Disclosure Letter and (2) except for non-exclusive licenses granted to end-user customers in the ordinary course of business. Except as set forth in Section 3.13(d) of Seller Disclosure Letter, Seller is the exclusive owner or exclusive licensee of all Seller Intellectual Property. Without limiting the foregoing: (i) Seller is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of Seller, including the sale, licensing, distribution or provision of any products or services by Seller; (ii) Seller owns exclusively, and has good title to, all Copyrighted Works that are products of Seller or which Seller otherwise purports to own; and (iii) to the extent that any Patents would otherwise be infringed by any product or services of Seller, such Patents constitute Seller Intellectual Property.

               (e) Except as set forth in Section 3.13(e) of Seller Disclosure Letter, all Seller Intellectual Property will be fully transferable, alienable or licensable by Buyer and/or Parent without restriction and without payment of any kind to any third party.

               (f) Except as set forth in Section 3.13(f) of Seller Disclosure Letter, to the extent that any Seller Technology has been developed or created by a third party for Seller, Seller has a written agreement with such third party with respect thereto and Seller thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property Rights in such Technology by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

               (g) Except as set forth on Section 3.13(g) of Seller Disclosure Letter and with exception of "shrink-wrap" or similar widely-available commercial end-user licenses, all Technology used in or necessary to the conduct of Seller's business as presently conducted or currently contemplated to be conducted by Seller was written and created solely by either (i) employees of Seller acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Seller, and no third party owns or has any rights to any of Seller Intellectual Property.

               (h) Except as set forth in Section 3.13(h) of Seller Disclosure Letter, all employees and consultants of Seller have entered into a valid and binding written agreement with Seller sufficient to vest title in Seller of all Technology, including all accompanying Intellectual Property Rights, created by such employee or consultant in the scope of his or her services or employment for Seller.

               (i) Seller has taken all steps that are reasonably required to protect Seller's rights in confidential information and trade secrets of Seller or provided by any other person to Seller. Without limiting the foregoing, Seller has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto as Section 3.13(i) of Seller Disclosure Letter, and all current and former employees, consultants and contractors of Seller have executed such an agreement.

               (j) Except as set forth on Section 3.13(j) of Seller Disclosure Letter, no person who has licensed Technology or Intellectual Property Rights to Seller has ownership rights or license rights to improvements made by Seller in such Technology or Intellectual Property Rights.

               (k) Except as set forth in Section 3.13(k) of Seller Disclosure Letter, Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Seller Intellectual Property, to any other person.

               (l) Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound "shrink-wrap" licenses in the form set forth on Section 3.13(l)(A) of Seller Disclosure Letter, the contracts, licenses and agreements listed in Section 3.13(l)(A) of Seller Disclosure Letter lists all contracts, licenses and agreements to which Seller is a party with respect to any Technology or Intellectual Property Rights. Except as set forth in Section 3.13(l)(B) of Seller Disclosure Letter, Seller is not in breach of nor has Seller failed to perform under, any of the foregoing contracts, licenses or agreements and, to Seller's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

               (m) Section 3.13(m) of Seller Disclosure Letter lists all material contracts, licenses and agreements between Seller and any other person wherein or whereby Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Seller or such other person of the Intellectual Property Rights of any person other than Seller.

               (n) Except as set forth in Section 3.13(n) of Seller Disclosure Letter, to the knowledge of Seller, there are no contracts, licenses or agreements between Seller and any other person with respect to Seller Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Seller thereunder.

               (o) The operation of the business of Seller as it currently is conducted or is contemplated to be conducted by Seller, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Seller does not and will not and will not when conducted by Parent and/or Buyer in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Seller infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

               (p) To Seller's knowledge, no person is infringing or misappropriating any Seller Intellectual Property Right.

               (q) No Seller Intellectual Property or service of Seller is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of such Seller Intellectual Property.

               (r) No (i) product, technology, service or publication of Seller,
(ii) material published or distributed by Seller, or (iii) conduct or statement of Seller constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

               (s) Except as set forth on Section 3.13(s) of Seller Disclosure Letter, Seller Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of Seller as it currently is conducted, and, to the knowledge of Seller, as it is currently planned or contemplated to be conducted by Seller, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services currently under development).

               (t) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of law or otherwise, of any contracts or agreements to which Seller is a party, will result in (i) either Parent's or the Buyer's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent's or the Buyer's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent's or the Buyer's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Buyer, respectively, prior to the Closing.

               (u) Except as set forth in Section 3.13(u) of Seller Disclosure Letter, there are no royalties, fees, honoraria or other payments payable by Seller to any person or entity by reason of the ownership, development, use, license, sale or disposition of Seller Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

        3.14 Contracts. Section 3.14 of Seller Disclosure Letter lists the following written or oral contracts, agreements, commitments and other arrangements under which Seller is obligated or by which Seller or any of its assets is bound:

               (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person that involves aggregate annual payments of more than $20,000;

               (b) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Seller;

               (c) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $20,000;

               (d) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $10,000;

               (e) any agreement concerning a partnership or joint venture;

               (f) any agreement (or group of related agreements) under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $20,000 or under which a Lien has been imposed on any of Seller's assets, tangible or intangible;

               (g) any agreement to which Seller is a party and which contains covenants of Seller not to compete or engage in any line of business, in any geographic area or with any person or covenants of any other person not to compete with Seller or engage in any line of business of Seller;

               (h) other than the Retention Options, any agreement with any Seller Stockholder or any of such stockholder's Affiliates (other than Seller) or with any Affiliate of Seller;

               (i) other than the Retention Options and the amendments to the Seller's 2000 Stock Plan which were or will be made with the approval of Parent, any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

               (j) any collective bargaining agreement;

               (k) any agreement for the employment (other than employment agreements that are terminable at will by Seller without payment of any penalty or severance benefit) of any individual on a full-time, part-time, consulting, or other basis;

               (l) any executory agreement under which Seller has advanced or loaned any amount to any of its directors, officers, and employees;

               (m) any advertising services, e-commerce or other agreement involving the promotion of products and services of third parties by Seller;

               (n) any executory agreement pursuant to which Seller is obligated to provide maintenance, support or training for its services or products;

               (o) any revenue or profit participation agreement which involves aggregate annual payments of more than $20,000;

               (p) any license, agreement or other permission which Seller or any Affiliate of Seller has granted to any third party with respect to any of the Intellectual Property used in Seller's business;

               (q) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates Seller to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, which is not terminable on not more than 30 days notice (without penalty or premium);

               (r) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $20,000;

               (s) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

               (t) any agreement obligating Seller to deliver maintenance services or future product enhancements or containing a "most favored nation" pricing clause;

               (u) any agreement obligating Seller to provide source code to any third party for any Seller Intellectual Property;

               (v) any agreement granting an exclusive license to any Seller Intellectual Property or granting any exclusive distribution rights;

               (w) any agreement relating to the acquisition by Seller of any operating business or the capital stock of any other person;

               (x) any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees in the ordinary course of business); and

               (y) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000 or which is expected to continue for more than one (1) year from the date hereof.

        Seller has delivered to Parent a correct and complete copy of each written agreement (as amended to date) listed in Section 3.14 of Seller Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.14 of Seller Disclosure Letter. With respect to each such agreement: (A) the agreement, with respect to Seller and, to Seller's knowledge, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither Seller nor, to Seller's knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) Seller has not received notice that any party has repudiated any provision of the agreement. Except as set forth on Section 3.5 of the Seller Disclosure Letter, Seller has obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any such agreement as are required thereunder in connection with the transactions contemplated by this Agreement or to remain in effect without modification after the Closing. Except as set forth on Section 3.5 of the Seller Disclosure Letter, following the Closing, Buyer will be permitted to exercise all of Seller's rights under such agreements to the same extent Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay.

        3.15 Notes and Accounts Receivable. All notes and accounts receivable of Seller, all of which are reflected properly on the books and records of Seller, are valid receivables subject to no setoffs, defenses or counterclaims known to Seller, are current and, to Seller's knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller.

        3.16 Power of Attorney. There are no outstanding powers of attorney executed on behalf of Seller.

        3.17 Insurance. Seller has delivered to Parent copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Seller is a party. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received); (B) Seller is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by Seller, or permit termination, modification, or acceleration, under the policy; (C) Seller has not received notice that any party to the policy has repudiated any provision thereof; and (D) there has been no failure by Seller to give any notice or present any claim under the policy in due and timely fashion. Section 3.17 of Seller Disclosure Letter describes any self-insurance arrangements presently maintained by Seller.

        3.18 Litigation. Section 3.18 of Seller Disclosure Letter sets forth each instance in which Seller (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been since January 14, 1991, or, to the knowledge of Seller, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the knowledge of Seller, there are no facts or circumstances that would form the reasonable basis of any claim against Seller.

        3.19 Restrictions on Business Activities. Except as set forth in
Section 3.19 of the Disclosure Letter, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or which is otherwise binding upon Seller which has the effect of prohibiting or restricting any business or any acquisition of property (tangible or intangible) by Seller. Without limiting the foregoing, Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of its technology (including any Seller Intellectual Property) or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.

        3.20 Product Warranty. The technologies or products licensed, sold, leased, and delivered and all services provided by Seller have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the ordinary course of business in an aggregate amount not exceeding $20,000.

        3.21 Guaranties; Indemnities. Seller is not a guarantor or indemnitor or is not otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

        3.22 Employees. No executive, key employee, or significant group of employees has advised any executive officer of Seller that he, she or they plan to terminate employment with Seller during the next 12 months. Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To Seller's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

        3.23 Employee Matters and Benefit Plans.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.23(a)(i) below (which definition shall apply only to this Section 3.23), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                         (i) "AFFILIATE" shall mean any other person or entity
under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                         (ii) "COBRA" shall mean the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended;

                         (iii) "SELLER EMPLOYEE PLAN" shall mean any plan,
program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Seller or any Affiliate for the benefit of any Employee, or with respect to which Seller or any Affiliate has or may have any liability or obligation;

                         (iv) "DOL" shall mean the Department of Labor;

                         (v) "EMPLOYEE" shall mean any current or former or
retired employee, consultant or director of Seller or any Affiliate;

                         (vi) "EMPLOYMENT AGREEMENT" shall mean each management,
employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Seller or any Affiliate and any Employee;

                         (vii) "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended;

                         (viii) "FMLA" shall mean the Family Medical Leave Act
of 1993, as amended;

                         (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each
Seller Employee Plan that has been adopted or maintained by Seller or any Affiliate, whether informally or formally, or with respect to which Seller or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                         (x) "IRS" shall mean the Internal Revenue Service;

                         (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan"
(as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                         (xii) "PENSION PLAN" shall mean each Seller Employee
Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Schedule 3.23(b) contains an accurate and complete list of each Seller Employee Plan, International Employee Plan, and each Employment Agreement. Seller does not have any plan or commitment to establish, adopt or enter into any Seller Employee Plan, International Employee Plan, or Employment Agreement, to modify any Seller Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Seller Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement).

               (c) Documents. Seller has provided to Parent correct and complete copies of: (i) all documents embodying each Seller Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Seller Employee Plan;
(iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Seller Employee Plan; (iv) if Seller Employee Plan is funded, the most recent annual and periodic accounting of Seller Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Seller Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written communications material to any Employee or Employees relating to any Seller Employee Plan and any proposed Seller Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Seller; (viii) all correspondence to or from any governmental agency relating to any Seller Employee Plan; (ix) all

COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Seller Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Seller Employee Plan.

               (d) Employee Plan Compliance. Except as set forth on Schedule 3.23(d), (i) Seller has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Seller Employee Plan, and each Seller Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Seller Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Seller Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Seller Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Seller Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against any Seller Employee Plan or against the assets of any Seller Employee Plan; (v) each Seller Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Closing, without material liability to Parent, Buyer or any of their Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Seller or any Affiliates, threatened by the IRS or DOL with respect to any Seller Employee Plan; and (vii) neither Seller nor any Affiliate is subject to any penalty or tax with respect to any Seller Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

               (e) Pension Plan. Neither Seller nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

               (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Seller or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Seller, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

               (g) No Post-Employment Obligations. Except as set forth in
Schedule 3.23(g), no Seller Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Seller has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

               (h) Health Care Compliance. Neither Seller nor any Affiliate has, prior to the Closing and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

               (i) Effect of Transaction.

                         (i) Except as set forth on Schedule 3.23(i), the
execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                         (ii) Except as set forth on Schedule 3.23(i) and other
than the Retention Options, no payment or benefit which will or may be made by Seller or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

               (j) Employment Matters. Seller: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Seller under any worker's compensation policy or long-term disability policy.

               (k) Labor. No work stoppage or labor strike against Seller is pending, threatened or reasonably anticipated. Seller does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 3.23(k), there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to

Seller. Neither Seller nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 3.23(k), Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Seller.

               (l) International Employee Plan. Seller does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

        3.24 Environment, Health, and Safety. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

               (a) Definitions:

                         (i) "HAZARDOUS MATERIAL" is any material or substance
that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                         (ii) "GOVERNMENTAL AUTHORITY" is any local, state,
provincial, federal, or international governmental authority or agency which has had or now has jurisdiction over any portion of the subject matter of this Agreement, any Business Facility or Seller.

                         (iii) "BUSINESS FACILITY" is any property including the
land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Seller in connection with the operation of its business.

                         (iv) "DISPOSAL SITE" is a landfill, disposal agent,
waste hauler or recycler of Hazardous Materials.

                         (v) "ENVIRONMENTAL LAWS" are all applicable laws,
rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

                         (vi) "HAZARDOUS MATERIALS ACTIVITY" is the
transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

                         (vii) "ENVIRONMENTAL PERMIT" is any approval, permit,
license, clearance or consent required to be obtained from any private person or any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by Seller. Except as set forth in Seller Disclosure Letter, Seller hereby represents and warrants that:

               (b) Condition of Property. As of the Closing, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject Seller to liability, to the knowledge of Seller, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by Seller or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by Seller. Except as set forth in Section 3.24(a) of Seller Disclosure Letter, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by Seller or as a consequence of the acts of Seller or its agents.

               (c) Hazardous Materials Activities. Seller has conducted all Hazardous Material Activities relating to its business in compliance in all material respects with all applicable Environmental Laws. Except as set forth in
Section 3.24(c) of Seller Disclosure Letter, the Hazardous Materials Activities of Seller prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

               (d) Permits. Section 3.24(d) of Seller Disclosure Letter accurately describes all of the Environmental Permits currently held by Seller and relating to its business and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of Seller relating to its business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. Seller has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To Seller's knowledge, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which Seller is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Closing at no cost to Parent or Buyer.

               (e) Environmental Litigation. Except as set forth in Section 3.24(e) of Seller Disclosure Letter, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of Seller's knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Seller relating to its business, or any Business Facility.

               (f) Offsite Hazardous Material Disposal. Seller has directly transferred or released Hazardous Materials only to those Disposal Sites set forth in Section 3.24(f) of Seller Disclosure Letter; and no action, proceeding, liability or claim is pending or, to Seller's knowledge, is threatened against any Disposal Site or against Seller with respect to any transfer or release of

Hazardous Materials relating to the Business to a Disposal Site which could reasonably be expected to subject Seller to liability.

               (g) Environmental Liabilities. Seller is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect on Seller.

               (h) Reports and Records. Seller has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in Seller's possession concerning the Hazardous Materials Activities of Seller relating to its business and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of Seller. Seller has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

        3.25 Certain Business Relationships With Seller. To Seller's knowledge, neither any Seller Stockholder nor any director or officer of Seller, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest (excluding any direct or indirect ownership by a Seller Stockholder of up to 1% of the outstanding capital stock of a publicly traded entity) in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Seller, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by Seller.

        3.26 No Adverse Developments. There is no development (exclusive of general economic factors affecting business or Seller's industry in general) or, to Seller's knowledge, threatened development affecting Seller (or affecting customers, suppliers, employees, and other Persons which have relationships with Seller) that (i) is having or is reasonably likely to have a Material Adverse Effect on Seller, or (ii) would prevent Buyer from conducting the business of Seller following the Closing in the manner in which it was conducted by Seller prior to the Closing.

        3.27 Bankruptcy Order. Seller has provided to Parent a true and complete copy of the order, dated January 14, 1991, together with all amendments and modifications, confirming the plan of reorganization of Seller filed under Chapter 11 of Title 11 of the United States Code, as amended, filed on November 5, 1990, as modified on November 15, 1990, together with all subsequent amendments and modifications.

        3.28 Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.

        3.29 Complete Copies of Materials. Seller has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

        3.30 Board Approval. The Board of Directors of Seller has unanimously
(i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Seller and is on terms that are fair to such stockholders, (iii) recommended that the stockholders of Seller approve this Agreement and the transactions contemplated hereby, and (iv) adopted a plan of liquidation for purposes of Delaware Law and the Code.

        3.31 Export Control Laws. Except as set forth in Section 3.31 of the Seller Disclosure Letter, Seller has conducted its export transactions in accordance, in all material respects, with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, except as set forth in Section 3.31 of the Seller Disclosure Letter, Seller represents and warrants that:

               (a) Seller has obtained all material export licenses and other approvals required for its exports of products, software and technologies from the United States;

               (b) Seller is in compliance with the terms of all applicable export licenses or other approvals;

               (c) there are no pending or, to the knowledge of Seller, threatened claims against Seller with respect to such export licenses or other approvals;

               (d) to the knowledge of Seller, there are no actions, conditions or circumstances pertaining to Seller's export transactions that may give rise to any future claims; and

               (e) no consents or approvals for the transfer of export licenses to Buyer are required, or such consents and approvals can be obtained expeditiously without material cost.

        3.32 Preferences; Solvency. The following statements are, after giving effect to the transactions contemplated hereby, and will be, upon each distribution of any assets or property of Seller to the Trust (as defined in Section 6.13 hereof) or the stockholders of Seller, true and correct:

               (a) The aggregate value of all assets and properties of Seller or the Trust, at their respective then present fair saleable values, exceeds the amount of all the debts and Liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities) of Seller or the Trust. Seller understands that, in this context, "present fair saleable value" means the amount which may be realized within a reasonable time through a sale within such period by a capable and diligent businessperson from an interested buyer who is willing to purchase under ordinary selling conditions. In determining the present fair saleable value of Seller's contingent liabilities (such as litigation, guarantees and pension plan liabilities), Seller has considered such liabilities that could possibly become actual or matured liabilities.

               (b) Seller is not insolvent as such term is used in Section 548 of the Bankruptcy Code and the Uniform Fraudulent Transfers Act as adopted in the States of Massachusetts, California or Delaware, and all other applicable fraudulent transfer or fraudulent conveyance laws, statutes, rules or regulations applicable to Seller.

               (c) The Purchase Price received by Seller in connection with the transactions contemplated hereby constitutes reasonably equivalent consideration for the Purchased Assets.

        3.33 Full Disclosure. No representation or warranty in this Article III or in any document delivered by Seller or its Representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Parent pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. Seller has delivered to Parent true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in Seller Disclosure Letter.

        3.34 Information Supplied. The information supplied by Seller specifically for inclusion in the Permit Application (as defined in Section 5.8) shall not at the time such Permit Application is filed with the Department of Corporations (as defined in Section 5.8), as applicable, at any time such Permit Application is amended or supplemented, and at the time such Permit Application is approved by the Department of Corporations, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Seller specifically for inclusion in the Proxy Materials (as defined in Section 5.8) to be sent to the Seller Stockholders shall not, on the date the Proxy Materials is first mailed to the Seller Stockholders and at the time of the meeting of the Seller Stockholders held to vote on the approval the transactions contemplated by this Agreement, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for the approval of the transactions contemplated by this Agreement which has become false or misleading. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information supplied by Parent or Buyer which is contained in any of the foregoing documents.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

        Subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Parent to Seller (the "PARENT DISCLOSURE LETTER"), each of Parent and Buyer, jointly and severally, hereby represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

        4.1 Organization, Qualification, and Corporate Power. Parent and Buyer are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware.

Parent and Buyer are duly authorized to conduct business and are in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect on Parent. Parent and Buyer have full corporate power and authority, and have all necessary licenses and permits (other than licenses or permits the failure of which to possess would not result in a Material Adverse Effect on Parent), to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

        4.2 Authorization. Parent and Buyer have full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are parties, and to consummate the transactions contemplated hereunder and to perform their obligations hereunder, and no other proceedings on the part of Parent or Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are parties. This Agreement and the Ancillary Agreements to which they are parties and the transactions contemplated hereby and thereby have been approved by Parent's Board of Directors. The consummation of the transactions contemplated hereby does not require the approval or consent of the stockholders of Parent. This Agreement and the Ancillary Agreements to which they are parties constitute the valid and legally binding obligations of Parent and/or Buyer, enforceable against Parent and/or Buyer in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        4.3 Capitalization.

               (a) As of May 19, 2000, the authorized capital stock of Parent consisted of (i) 10,000,000 shares of Preferred Stock, $0.001 par value, none of which was issued or outstanding, and (ii) 300,000,000 shares of Common Stock, $0.001 par value, of which 64,229,201 shares were issued and outstanding. All of the outstanding shares of Parent's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, the authorized capital stock of Buyer consists of 1,000 shares of Common Stock, $0.001 par value per share, of which 1,000 shares have been duly authorized and validly issued, are fully paid and nonassessable, all of which are owned by Parent.

               (b) The shares of Parent Common Stock to be issued pursuant to
Section 2.3 of this Agreement will be duly authorized, validly issued, fully paid, non-assessable. Parent shall issue the shares of Parent Common Stock pursuant to Section 2.3(a) of this Agreement in a transaction exempt from registration pursuant to Section 3(a)(10) of the Securities Act and such shares shall not be legended except for such legends as may be required: (a) under an Affiliate Agreement, (b) with respect to California, by the Department of Corporations, or (c) with respect to other states, as required by state securities laws. In the case of any transfer of shares of Parent Common Stock by Seller to the Trust and/or to a Seller Stockholder, by the Trust to a Seller Stockholder, or by a Seller Stockholder, Parent will (i) authorize the transfer and direct its transfer agent to transfer and record the transfer of such shares of Parent Common Stock and to deliver unlegended certificates to the transferee and (ii) provide the transfer agent with all reasonable documentation and representations required from Parent and necessary to effect such transfer, provided, however, in the case of a person who executed an Affiliate Agreement and who is an Affiliate under Rule 145 of the Securities Act, such person has complied with such person's Affiliate Agreement and provided Parent with customary assurances as to its compliance with the volume limitations, brokers' transaction and manner of sale requirements to the extent required by Rule 145.

               (c) Parent will reserve the number of shares of Parent Common Stock necessary for issuance pursuant to the assumed Seller Options. Upon payment of the exercise price with respect to such assumed Seller Options, the shares of Parent Common Stock to be issued pursuant to such assumed Seller Options will be duly authorized, validly issued, fully paid, non-assessable.

        4.4 No Conflicts. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject, (B) violate or conflict with any provision of the charters or bylaws of Parent or Buyer, or
(C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Buyer is a party or by which either is bound or to which any of their assets is subject which has been filed as an exhibit to the Parent SEC Reports, other than any of the foregoing which would not in the aggregate have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby.

        4.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Parent, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) any applicable filings required under the HSR Act and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings in which the failure of which to obtain would not in the aggregate have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby.

        4.6 SEC Filings. Parent has filed all forms, reports and documents required to be filed with the SEC since February 4, 2000, and has heretofore made available to Seller, in the form filed with the SEC, its final Prospectus dated February 4, 2000 for its initial public offering (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        4.7 Brokers' Fees. Parent does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement except for fees payable to Morgan Stanley Dean Witter.

        4.8 Information Supplied. The information supplied by Parent or Buyer specifically for inclusion in the Permit Application (each as defined in Section 5.8) shall not at the time such Permit Application is filed with the Department of Corporations (as defined in Section 5.8), as applicable, at any time such Permit Application is amended or supplemented, and at the time such Permit Application is approved by the Department of Corporations contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent or Buyer specifically for inclusion in the Proxy Materials (as defined in Section 5.8) to be sent to the Seller Stockholders shall not, on the date the Proxy Materials is first mailed to the Seller Stockholders and at the time of the meeting of the Seller Stockholders held to vote on the approval the transactions contemplated by this Agreement, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for the approval of the transactions contemplated by this Agreement which has become false or misleading. Notwithstanding the foregoing, Parent and Buyer make no representations or warranties with respect to any information supplied by Seller which is contained in any of the foregoing documents.

                                   ARTICLE V

                              PRE-CLOSING COVENANTS

        With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Closing:

        5.1 Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, Seller agrees (except to the extent that the other shall otherwise consent in writing or this Agreement shall otherwise require), to carry on the business of Seller in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the present business organization, keep available the services of the present officers and key employees and, except as or this Agreement shall otherwise require, preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the its goodwill and ongoing businesses at the Closing. Seller shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving it. Except as expressly contemplated by this Agreement, Seller shall not, without the prior written consent of
Parent:

               (a) Enter into any commitment or transaction not in the ordinary course of business.

               (b) (i) Sell or enter into any license agreement with respect to Seller Intellectual Property with any person or entity or (ii) buy or enter into any license agreement with respect to the Intellectual Property of any person or entity;

               (c) Transfer to any person or entity any rights to Seller Intellectual Property (other than pursuant to end user licenses in the ordinary course of business);

               (d) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of Seller;

               (e) Enter into or amend any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of Seller;

               (f) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in Seller Disclosure Letter;

               (g) Commence any litigation;

               (h) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Seller, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor, other than the surrender of presently outstanding Seller Options or warrants in connection with the exercise thereof);

               (i) Except for the issuance of shares of Seller Capital Stock upon exercise or conversion of presently outstanding Seller Options or warrants, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

               (j) Cause or permit any amendments to its articles of incorporation or bylaws or other organizational documents; provided, however, that with respect to this Section 5.1(j), the prior written consent of Parent shall not be unreasonably withheld;

               (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Seller;

               (l) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

               (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Seller or guarantee any debt securities of others;

               (n) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

               (o) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments disclosed in Seller Disclosure Letter;

               (p) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

               (q) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (r) Take any action to accelerate or modify the vesting of any options, warrants, restricted stock or other rights to acquire shares of the capital stock of Seller or take any action that could jeopardize the tax-free reorganization hereunder;

               (s) Pay, discharge or satisfy, in an amount in excess of $10,000, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements (or the notes thereto);

               (t) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (u) Enter into any strategic alliance or joint marketing arrangement or agreement;

               (v) Hire or terminate employees or encourage employees to resign other than in the ordinary course of business;

               (w) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (v) above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.

        5.2 Access to Information. Each of Seller and Parent will permit the other Party and its representatives to have access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to its business and operations (subject, in the case of Parent, to compliance with applicable securities laws). Neither such access, inspection and furnishing of information to any Party and its representatives, nor any investigation by any Party and its representatives, shall in any way diminish or otherwise affect such Party's right to rely on any representation or warranty made by the other Parties hereunder.

        5.3 Notice of Developments. Seller shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect any remedies available to the Party receiving such notice. No disclosure by Seller pursuant to this Section 5.3, however, shall be deemed to amend or supplement Seller Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant without the written consent of Parent.

        5.4 Stockholder Approval. As promptly as practicable after the execution of this Agreement, Seller shall submit this Agreement and the transactions contemplated hereby to Seller Stockholders for approval and adoption as provided by Delaware Law and its Certificate of Incorporation and Bylaws. Seller shall use its best efforts to solicit and obtain the consent of its stockholders sufficient to approve the transactions contemplated by this Agreement and to enable the Closing to occur as promptly as practicable. The Proxy Materials (as defined in Section 5.8) shall be subject to review and approval by Parent and include information regarding Seller, the terms of the transactions contemplated by this Agreement and the unanimous recommendation of the Board of Directors of Seller regarding the transactions contemplated by this Agreement. Seller shall deliver to Parent, concurrently with the execution of this Agreement, executed Voting Agreements from holders with beneficial ownership of (i) a majority of the outstanding shares of Seller Preferred Stock and (ii) a majority of the outstanding shares of Seller Common Stock.

        5.5 No Solicitation.

               (a) From and after the date hereof and until the earlier of the Closing or the termination of this Agreement, Seller shall not (nor shall it permit its Representatives to) directly or indirectly take any of the following actions with any Person other than Parent and its designees: (a) solicit, initiate or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible Acquisition Proposal with Seller or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (b) provide information with respect to Seller to any Person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal with Seller or any subsidiary of Seller (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (c) enter into a contract or agreement (whether oral or written) with any Person, other than Parent, providing for a Acquisition Proposal with Seller or any subsidiary (whether such subsidiaries are in existence on the date hereof or are hereafter organized), or (d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal with Seller or any subsidiary (whether such subsidiary is in existence on the date hereof or are hereafter organized) other than by Parent. Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any Acquisition Proposal. In addition to the foregoing, if Seller or any of its Representatives receives, prior to the Closing or the termination of this Agreement, any offer or proposal (formal or informal) relating to any of the above, Seller shall immediately notify Parent thereof and provide Parent with the details thereof including the identity of the Person or Persons making such offer or proposal, and will keep Parent fully informed of the status and details of any such offer of proposal. Each of Seller and Parent acknowledge that this Section 5.5 was a significant inducement for Buyer and Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Purchase Price to be paid to Seller or (ii) a failure to induce Buyer and Parent to enter into this Agreement.

               (b) As used in this Section 5.5, "Acquisition Proposal" shall mean:

                         (i) a proposal or offer for a merger, consolidation or
other business combination involving an acquisition of Seller or any material assets of Seller; or

                         (ii) any proposal to acquire in any manner any Seller
Capital Stock (other than (i) upon the exercise of options outstanding on the date hereof as listed in Section 3.3(b) of Seller Disclosure Letter or (ii) the conversion of Seller Preferred Stock to Seller Common Stock).

        5.6 Regulatory Filings. As soon as may be reasonably practicable, Buyer and Seller each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Buyer and Seller each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

        5.7 Affiliate Agreements. Section 5.7 of Seller Disclosure Letter sets forth those Persons who, in Seller's reasonable judgment, are or may be Affiliates of Seller. Seller shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Seller shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Closing Date) from each of the Affiliates of Seller, an executed Affiliate Agreement. Parent and Buyer shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

        5.8 Proxy Materials; Permit Application. As promptly as practicable after the execution of this Agreement, Seller shall prepare, with the cooperation of Parent, a proxy statement and other materials to be submitted to Seller Stockholders to obtain stockholder approval pursuant to Section 5.4 hereof (the "PROXY MATERIALS"), and Parent will prepare and file an application for a fairness hearing and permit (the "PERMIT APPLICATION") filed with the California Department of Corporations (the "DEPARTMENT OF CORPORATIONS"), in which the Proxy Materials will be included as a prospectus or an exhibit, as applicable. Each of Parent and Seller shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Materials and the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Materials and the Permit Application. At Buyer's request, Seller shall include in the Proxy Materials for approval by the requisite vote of its stockholders a proposal regarding any payments contemplated under this Agreement or the transactions contemplated hereby that may be deemed to constitute "parachute payments" pursuant to Section 280G of the Code such that all such payments shall not be deemed to be "parachute payments" under Section 280G of the Code or shall be exempt from such treatment under Section 280G of the Code. Each of Seller and Parent shall use its respective reasonable best efforts to respond to any comments of the Department of Corporations and have the Permit Application approved and issued as promptly as practicable after such filing. Seller will cause the Proxy Materials to be mailed to the Shareholders at the earliest practicable time after the permit is issued by the Department of Corporations. As promptly as practicable after the date of this Agreement, Seller and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Seller and Parent will notify the other promptly upon the receipt of any comments from the Department of Corporations or its staff and of any request by the Department of Corporations or its staff or any other government officials for amendments or supplements to the Permit Application, the Proxy Materials or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Department of Corporations or its staff or any other government officials, on the other hand, with respect to the Permit Application, the Proxy Materials or any Other Filing. The Proxy Materials, the Permit Application and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Materials, the Permit Application or any Other Filing, Seller or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the Department of Corporations or its staff or any other government officials, and/or mailing to the Seller Stockholders, such amendment or supplement.

        5.9 Reasonable Efforts. Each of the Parties will use their reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

        5.10 Notices and Consents. Seller will give any notices to third parties and will use its reasonable best efforts to obtain any third party consents that are required in connection with the matters identified in Sections
3.5 and 3.6 of Seller Disclosure Letter or otherwise required in connection with the transactions contemplated by this Agreement so as to preserve all material rights of or benefits to Seller. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Sections 3.5 and 3.6 of Seller Disclosure Letter or as otherwise required in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI

                         OTHER AGREEMENTS AND COVENANTS

        6.1 Confidentiality. Each of the Parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which
(a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the parties hereto. In this regard, Seller and its employees and agents acknowledge that Parent's Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, Seller and its employees and agents, acknowledge and agree not to engage in any transactions in Parent's Common Stock in violation of applicable insider trading laws.

        6.2 Additional Documents and Further Assurances. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

        6.3 Treatment as Reorganization. It is intended by the parties hereto that the transactions contemplated hereby shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code. In the event that either Buyer or Seller (or any successor thereto) shall receive notice of any contrary position by the United States Internal Revenue Service or other Tax authority, Seller or any successor thereto may contest such position at its sole cost and expenses, and Buyer shall cooperate in such defense as reasonably requested by Seller or any successor thereto.

        6.4 Employee Plans and Benefit Arrangements. Seller and its Affiliates, as applicable, shall each terminate, effective as of the day immediately preceding the Closing, any and all 401(k) plans. Parent shall receive from Seller evidence that Seller's and each Affiliate's, as applicable, plan(s) and/or program(s) have been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing. In the event that distribution of assets from the trust of a 401(k) plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon Seller, the plan, the plan sponsor or the trustee, then Seller shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Closing. Parent shall pay such fees with respect to which Seller provides a reasonable estimate up to $2,500. Seller shall take any and all actions necessary or appropriate to ensure that the 401(k) plan is timely terminated, including without limitation: (1) distribution of all assets; (ii) notices to all appropriate service providers, participants, and governmental entities; (iii) all governmental filings, including - as appropriate - Form 5310, Form 5500S until all assets are distributed; and (iv) conduct any and all discrimination testing for the period throughout the termination of the Plan.

        6.5 Seller Options and Warrants. At the Closing, each of the then outstanding options and warrants to purchase Seller Capital Stock whether vested or unvested (collectively, the "Seller Options") (including all outstanding options granted under Seller's 1991 Stock Plan, Seller's 1996 Stock Plan and Seller's 2000 Stock Plan (collectively, the "Seller Plans"), and any individual non-plan options) will by virtue of the Closing, and without any further action on the part of any holder thereof, be assumed by Buyer and converted into an option to purchase that whole number of shares of Parent Common Stock determined by multiplying the number of shares of Seller Capital Stock subject to such Seller Option at the Closing by the Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Seller Option immediately prior to the Closing divided by the Exchange Ratio, rounded up to the nearest cent. If the foregoing calculation results in an assumed Seller Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option will be rounded down to the nearest whole number of shares. The term, exercisability, vesting schedule, vesting commencement date, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of Seller Options will otherwise be unchanged.

        6.6 Retention Options. Upon the request of Parent, prior to the Closing, Seller shall grant Retention Options to persons identified by Parent and Seller in the amounts, at the exercise price, and on the terms and conditions as determined by Parent and Seller. Upon the request of Parent, Seller shall use its best efforts to solicit and obtain the consent of stockholders sufficient to secure an exemption pursuant to Section 280G(5) of the Code from the characterization of the grant of Retention Options as "parachute payments," pursuant to Section 280G(2) of the Code.

        6.7 Form S-8. Parent shall file a registration statement on Form S-8 for the issuance and re-sale of shares of Parent Common Stock issuable with respect to the assumed Seller Options promptly after the Closing Date but in no event later than thirty (30) days of the Closing.

        6.8 New Consultants. Upon the request of Parent after the date hereof and prior to the Closing, Seller shall retain certain individuals identified by Parent and Seller as consultants of Seller

("NEW CONSULTANTS") upon the terms and conditions determined by Parent and Seller, including the grant of Retention Options in the amounts, at the exercise price, and on the terms and conditions as determined by Parent and Seller. The terms of each New Consultant's engagement shall also include that each such New Consultant shall execute and deliver a Non-Disclosure and Termination at Will Agreement with Seller in a form reasonably satisfactory to Parent and Seller. Parent shall pay all costs and expenses incurred by Seller relating to the New Consultants, and shall provide Seller with sufficient funds to pay the fees of such consultants at least two (2) business days before such fees are due.

        6.9 Retained Employees. Prior to the Closing, Buyer shall make an offer of employment to each employee of Seller, which such employment shall commence upon Closing.

        6.10 Listing of Additional Shares. Prior to the Closing, Parent shall file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable pursuant hereto, and upon the exercise in full of the Seller Options outstanding under the Seller Stock Plan assumed by Buyer pursuant hereto.

        6.11 Liquidation of Seller.

               (a) As soon as practicable following the Closing, Seller shall
(i) file a Certificate of Dissolution (the "CERTIFICATE OF DISSOLUTION") with the Secretary of State of Delaware pursuant to Delaware Law, and (ii) enter into the Agreement and Declaration of Trust, in substantially the form attached hereto as Exhibit C hereto (the "TRUST AGREEMENT"), for the benefit of the stockholders of Seller, designating one or more of Seller's directors as initial trustees thereunder, and designating the other directors of Seller as initial members of the advisory committee thereunder, and (iii) transfer to the trust established under the Trust Agreement (the "TRUST") all of the assets and liabilities of Seller (including, without limitation, the shares of Parent Common Stock issued to Seller pursuant hereto and all of Seller's rights under this Agreement and the Escrow Agreement). Following the filing of the Certificate of Dissolution, Seller shall not carry on the business for which it was established or any other business (including, without limitation, the Business), except as may be necessary or incidental to the winding up of its affairs.

               (b) After filing the Certificate of Dissolution, Seller or the Trust, as the case may be, shall (i) provide notice to claimants, and (ii) make payments and distributions, pursuant to Sections 280 and 281(a) of the Delaware General Corporation Law.

        6.12 Reasonable Cooperation of Buyer.

               (a) Parent and Buyer shall cooperate with Seller to the extent reasonable with Seller's efforts to obtain any third party consents set forth on
Schedule 7.1(f) hereof; provided, however, that this Section 6.12(a) shall not obligate Parent and Buyer (in the aggregate) to incur any additional expense or liability.

               (b) Parent and Buyer shall cooperate with Seller to the extent reasonable with Seller's efforts to obtain a favorable termination and release with respect to the Samsung Agreement;

provided, however, that this Section 6.12(b) shall not obligate Parent and Buyer (in the aggregate) to incur any additional expense or liability.


                                  ARTICLE VII

                            CONDITIONS TO THE CLOSING

        7.1 Conditions to Parent's and Buyer's Obligation to Close. The obligations of Parent and Buyer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed by Parent):

               (a) Representations and Warranties. The representations and warranties of Seller set forth in Article III that are qualified as to materiality or Material Adverse Effect, or in Sections 3.1, 3.2 or 3.3 shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

               (b) Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

               (c) No Actions. No action, suit, or proceeding shall be threatened or pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) result in a Material Adverse Effect to Seller or the Purchased Assets.

               (d) No Material Adverse Effect. From the date of the Most Recent Balance Sheet, there shall not have been any event or development which has resulted in a Material Adverse Effect on Seller nor shall there have occurred any event or development which could reasonably be likely to result in the future in a Material Adverse Effect on Seller or the Purchased Assets.

               (e) Certificates. The President of Seller shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 7.1(a) to 7.1(d) (inclusive) is satisfied in all respects.

               (f) Required Consents. Buyer or Parent shall have been furnished with evidence satisfactory to it that Seller has obtained the consents, approvals and waivers set forth in Schedule 7.1(f) attached hereto.

               (g) Governmental Authorizations. The Parties shall have received all authorizations, consents and approvals of Governmental Bodies set forth in
Section 3.6 of the Seller Disclosure Letter.

               (h) Termination of HSR Waiting Period. The waiting period(s) under the HSR Act and all applicable material foreign merger laws, if any shall have expired or been terminated.

               (i) Non-Competition Agreements. The Persons listed on Exhibit B-1 shall each have executed and delivered to Buyer a Non-Competition Agreement in substantially the form attached hereto as Exhibit B-2, and such Non-Competition Agreements shall be in full force and effect.

               (j) Employment Agreements. The Persons listed on Exhibit C-1 shall each have executed and delivered to Buyer an Employment Agreement in substantially the form attached hereto as Exhibit C-2, and such Employment Agreements shall be in full force and effect.

               (k) Standard Employee Agreements. Each employee of Seller shall have executed and delivered to Buyer the standard form of Employment Confidential Information, Invention Assignment and Arbitration Agreement of Buyer or Parent in substantially the form attached hereto as Exhibit F, and such agreements shall be in full force and effect.

               (l) Legal Opinion. Parent shall have received from Burns & Levinson LLP, counsel to Seller, an opinion in form and substance reasonably acceptable to Parent and its counsel, addressed to Parent, and dated as of the Closing Date.

               (m) Tax Opinion. Parent shall have received a written opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to Parent, to the effect that the transactions contemplated by this Agreement will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn.

               (n) Voting Agreements. The Voting Agreements executed and delivered to Parent on the date hereof by each of David F. Millet and David M. Rowe shall remain in full force and effect.

               (o) Conversion of Preferred Stock. All preferred stock of Seller shall have been converted to Seller Common Stock.

               (p) Securities Exemptions. Parent shall be reasonably satisfied that the issuance of its shares of Parent Common Stock and other securities pursuant to Section 2.3(a) of this Agreement shall: (a) be exempt from the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") by reason of the exemption(s) provided by Section 3(a)(10) of the Securities Act promulgated under the Securities Act; and (b) be exempt from the registration and/or qualification requirements of all applicable state "blue sky" securities laws.

               (q) Releases. Each officer and director of Seller, and each holder of more than five percent (5%) of Seller's capital stock, shall have executed and delivered, in form and substance mutually agreed by the parties, a release of claims against the Purchased Assets, Buyer and Parent which would be, or could be construed as, Assumed Liabilities.

               (r) Amendment of the Asahi Agreements. The Asahi Agreement shall have been amended to the satisfaction of Parent.

               (s) Barco and TSI Waivers. Seller shall have received waivers of certain provisions of the Barco Agreement and the Target Agreement, to the satisfaction of Parent.

               (t) WWG Purchase Orders. The WWG Purchase Orders shall have been terminated or amended to the satisfaction of Parent.

               (u) 280G Agreements. The stockholders of Seller shall have approved, by the requisite vote under applicable law, any payments of cash or stock contemplated by this Agreement that may be deemed to constitute "parachute payments" within the meaning of Section 280G of the Code, such that all such payments resulting from the transactions contemplated hereby shall not qualify as "excess parachute payments" within the meaning of Section 280G of the Code or shall be exempt from such treatment under Section 280G of the Code.

               (v) Trust Agreement. Buyer shall have received a copy of the Trust Agreement, executed for and on behalf of Seller by a duly authorized officer thereof.

               (w) Hired Employees. At least ninety percent (90%) of the Hired Employees shall have accepted employment with Buyer, effective as of the Closing.

        7.2 Conditions to Seller's Obligations. The obligations of Seller hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Seller, but only in a writing signed by Seller):

               (a) Representations and Warranties. The representations and warranties of Parent and Buyer set forth in Article IV that are qualified as to materiality or Material Adverse Effect, or in Sections 4.1, 4.2 or 4.3 shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

               (b) Covenants. Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

               (c) No Material Adverse Effect. Since February 4, 2000, there shall not have been any event or development which has resulted in a Material Adverse Effect on Parent nor shall there have occurred any event or development which could reasonably be likely to result in the future in a Material Adverse Effect on Parent; provided, however, that for the purposes of this

Section 7.2 (c), the following shall not be considered a Material Adverse
Effect: (i) a change in the market price or trading volume of Parent Common Stock between the date hereof and the Closing, in and of itself, and not otherwise attributable to or resulting from any other effects, changes, events, circumstances or conditions which by itself would constitute a Material Adverse Effect or (ii) effects, changes, events, circumstances and conditions generally affecting the industry in which Parent and its subsidiaries operate or from changes in general business or economic conditions in the region, nation or world.

               (d) Certificate. The Vice President and General Counsel of Parent shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7.2(a), 7.2(b) and 7.3(c) is satisfied in all respects.

               (e) Termination of HSR Waiting Period. The waiting period(s) under the HSR Act and all applicable material foreign merger laws, if any, shall have expired or been terminated.

               (f) Legal Opinion. Seller shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, an opinion in form and substance reasonably acceptable to Seller and its counsel, addressed to Seller, and dated as of the Closing Date.

               (g) Tax Opinions. Seller shall have received a written opinion from Burns & Levinson LLP, in form and substance reasonably satisfactory to Seller, to the effect that the transactions contemplated by this Agreement will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to Seller does not render such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to Parent renders such opinion to Seller. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

               (h) Nasdaq Listing. The shares of Parent Common Stock issuable in connection with the transactions contemplated by this Agreement shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

               (i) Payment of Certain Indebtedness of Seller. At the Closing, Buyer shall pay the indebtedness of Seller set forth on Exhibit G.

               (j) Securities Exemption. Seller shall be reasonably satisfied that the issuance of shares of Parent Common Stock and other securities pursuant to Section 2.3(a) of this Agreement shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") by reason of the exemption(s) provided by Section 3(a)(10) of the Securities Act promulgated under the Securities Act

                                  ARTICLE VIII

                             INDEMNIFICATION; ESCROW

        8.1 Survival of Representations and Warranties. All representations and warranties set forth in this Agreement, the Seller Disclosure Letter, the Buyer Disclosure Letter or in any certificate or instrument delivered pursuant to this Agreement, shall survive the Closing for a period ending on the one (1) year anniversary of the Closing. The covenants and other agreements set forth in this Agreement shall terminate at the Closing, except for covenants and other agreements which by their terms contemplate or require performance following the Closing, each of which shall survive without limitation until complete performance of the terms thereof. Except with respect to Losses related to the Samsung Agreement or Taxes, the Escrow Fund shall be the sole recourse of recovery for any and all indemnification claims of Buyer, Parent or the other Buyer Indemnified Persons.

        8.2 Indemnification by Seller.

               (a) Indemnity; Escrow Fund.

                             (i) Seller agrees to indemnify and hold harmless
Buyer, Parent and its Representatives and Affiliates (collectively, the "Buyer Indemnified Persons") from against all claims, losses, liabilities, damages, deficiencies, costs, expenses (including reasonable attorneys' fees and expenses of investigation) (hereinafter individually a "Loss" and collectively "Losses") arising out of, or resulting from, or incurred with respect to, (A) any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement, the Seller Disclosure Letter or any certificate or instrument delivered pursuant to this Agreement (for the purposes of this Section 8.2, the determination of any breach or inaccuracy of any representation or warranty shall be made without regard to any qualifications as to knowledge, materiality or Material Adverse Effect), (B) any failure by Seller to perform or comply with any covenant contained in this Agreement, or (C) any Excluded Liabilities. Except as to Excluded Liabilities, the Escrow Fund shall be the sole source available to compensate the Buyer Indemnified Persons for such Losses. Buyer, Parent and Seller each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the aggregate Purchase Price.

                             (ii) As soon as practicable after the Closing, the
Escrow Shares will be deposited with Union Bank of California, as Escrow Agent (the "ESCROW AGENT"), without any act by Seller, such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein.

                             (iii) Seller shall not have any liability or
obligation to indemnify any Buyer Indemnified Person for any Losses unless and until Officer's Certificates (as hereinafter defined) shall have been delivered with respect to Losses which equal or exceed $250,000 in the aggregate for all Losses (the "BASKET AMOUNT"). At such time as Officer's Certificates with respect to Losses which surpass the foregoing thresholds have been delivered, Parent and Buyer shall be entitled to indemnification for all Losses, including the Basket Amount. Notwithstanding the foregoing, Parent and Buyer shall be entitled to indemnification without regard to the Basket Amount with respect to any Losses with respect to Excluded Liabilities and such Losses shall not be included in the calculation of the Basket Amount.

                             (iv) The Escrow Fund shall be available to
compensate the Buyer Indemnified Persons for Losses. Except with respect to Losses related to Excluded Liabilities, the remedies provided in this Article VIII shall be the exclusive remedies available to Buyer, Parent or the other Buyer Indemnified Persons. Notwithstanding the foregoing, any Losses incurred related to Excluded Liabilities during the Escrow Period (as defined below) shall be first satisfied through the Escrow Fund. Furthermore, notwithstanding the foregoing or anything to the contrary set forth herein, nothing in this Agreement shall limit the liability (i) of Seller for any breach of any representation, warranty or covenant contained herein if the Closing shall not occur, to the extent that such breach (or breaches), individually or in the aggregate, amount to a failure to fulfill a condition of closing pursuant to
Section 7.1 hereof, (ii) of Seller for any Losses arising out of fraud or intentional misrepresentation by Seller, or (iii) of any stockholder of Seller in connection with any breach by such stockholder of the Voting Agreement between such stockholder and Buyer.

               (b) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing until the one year anniversary of the Closing (the "ESCROW PERIOD"). At the expiration of the Escrow Period a portion of the Escrow Fund shall be released from Escrow to Seller or any successor thereto (including the Trust) in an amount equal to the Escrow Shares less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to Buyer, Parent and the other Buyer Indemnified Persons pursuant to this Article VIII and (ii) an amount equal to such portion of the Escrow Fund which, in the reasonable judgment of Parent, subject to the reasonable objection of the Seller or any successor thereto (including the Trust) and the subsequent arbitration of the matter in the manner provided in
Section 8.2(f) hereof, is necessary to satisfy any unsatisfied claims specified in any Office s Certificate theretofore delivered to the Escrow Agent prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of Parent and the Seller (or any successor thereto) or the written decision of the arbitrators as described in Section 8.2(f)), the Escrow Agent shall deliver to Seller or any successor thereto (including the Trust) the remaining portion of the Escrow Fund not required to satisfy such claims.

               (c) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer or Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

               (d) Distributions; Voting.

                         (i) Any shares of Parent Common Stock or other equity
securities issued or distributed by Parent (including shares issued upon a stock split, stock dividend, recapitalization or other similar event) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to Seller or any successor thereto (including the Trust). Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to Seller or any successor thereto (including the Trust).

                         (ii) Seller or its successor shall be shown as the
record owner of Parent Common Stock on Parent's books and records and shall have voting rights with respect to the shares of Parent Common Stock held in the Escrow Fund on behalf of Seller or any successor thereto (including the Trust) (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

               (e) Claims Upon Escrow Fund.

                         (i) Upon receipt by the Escrow Agent at any time on or
before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Buyer, Parent or their Affiliates has incurred and paid or properly accrued Losses equal to or exceeding the Basket Amount in the aggregate, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date on which each such item was incurred and paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, and (C) indicating the number of shares of Parent Common Stock to be disbursed to Parent out of the Escrow Fund, the Escrow Agent shall, subject to the provisions of Section 8.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Losses.

                         (ii) For the purposes of determining the number of
shares of Parent Common Stock to be disbursed to Parent out of the Escrow Fund, the shares of Parent Common Stock shall be valued at the Trading Price.

               (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Seller (or any successor thereto), and for a period of thirty (30) days after such delivery the Escrow Agent shall make no delivery to Parent of any Escrow Shares specified in such Officer's Certificate unless the Escrow Agent shall have received written authorization from the Seller (or any successor thereto) to make such delivery. After the expiration of such thirty
(30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with such Officer's Certificate and Section 8.2(e) hereof, provided that no such payment or delivery may be made if the Seller (or any successor thereto) shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

               (g) Resolution of Conflicts; Arbitration.

                         (i) In case the Seller (or any successor thereto) shall
so object in writing to any claim or claims made in any Officer's Certificate within 30 days after delivery of such Officer's Certificate, the Seller (or any successor thereto) and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Seller (or any successor thereto) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

                         (ii) If no such agreement can be reached after good
faith negotiation, either Parent or the Seller (or any successor thereto) may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Seller (or any successor thereto). In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and the Seller (or any successor thereto) cannot mutually agree on one arbitrator, Parent and the Seller (or any successor thereto) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period not to exceed forty-five (45) and establish procedures designed to limit the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the Parties to this Agreement, and notwithstanding anything in Section 8.2(f) to the hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Funds in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). In the event that the Escrow Agent has not received evidence of resolution under Section 8.2(g)(i) or this Section 8.2(g)(ii), the Escrow Agent shall continue to hold the Escrow Funds in accordance herewith.

                         (iii) Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Alameda County, California, or Suffolk County, Massachusetts, at the option of the claimant, under the rules then in effect of the American Arbitration Association. Each Party to any arbitration pursuant to this Section 8.2(g) shall pay its own expenses; the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by Parent, on the one hand and Seller, on the other.

Neither the expenses that the Seller (or any successor thereto) incurs in the course of any arbitration pursuant to this Section 8.2(g) nor the Seller's (or any successor's) portion of the fees of the arbitrators or the administrative fees for the American Arbitration Association shall be deducted from any amounts held in the Escrow Fund.

               (h) Seller's Agent. After the Closing, Seller (or any successor thereto) may appoint an agent to act on its behalf with respect to this Section 8.2, with the prior written consent of Parent, which consent shall not be unreasonably withheld.

               (i) [INTENTIONALLY OMITTED]

               (j) Third-Party Claims. In the event that Buyer or Parent becomes aware of a third-party claim which Buyer or Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Seller (or any successor thereto) of such claim, and the Seller (or any successor thereto) and Seller or any successor thereto (including the Trust) shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim which is (i) limited to payment of money damages only, or (ii) affects only the Purchased Assets or Assumed Liabilities; provided, however, that except with the consent of the Seller (or any successor thereto), no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Seller (or any successor thereto) has consented to any such settlement, the Seller (or any successor thereto) shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Buyer or Parent against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

               (k) Escrow Agent's Duties.

                         (i) The Escrow Agent's duties are purely ministerial in
nature, and the Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Seller (or any successor thereto), and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper Party or Parties. The Escrow Agent shall not be liable for any action taken, suffered or omitted hereunder as Escrow Agent absent gross negligence or willful misconduct, and the Escrow Agent shall be fully protected and shall incur no liability for any action taken, suffered or omitted pursuant to the advice of counsel.

                         (ii) The Escrow Agent is hereby expressly authorized to
disregard any and all warnings given by any of the Parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the Parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                         (iii) The Escrow Agent shall not be liable in any
respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                         (iv) The Escrow Agent shall not be liable for the
expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                         (v) In performing any duties under the Agreement, the
Escrow Agent shall not be liable to any Party for damages, claims, liabilities, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent (which for all purposes of any section of this Agreement as it pertains to the Escrow Agent shall be finally determined by a court of competent jurisdiction). The Escrow Agent shall not incur any such liability for (A) any action taken, suffered or omitted in good faith, or (B) any action taken, suffered or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any action taken, suffered, or omitted by it in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any Party to this Agreement. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, custodians or nominees, and the Escrow Agent shall not be liable or responsible for any misconduct or negligence on the part of any such agent, custodian or nominee absent gross negligence, willful misconduct or bad faith on the part of the Escrow Agent in the selection and continued employment thereof.

                         (vi) If any controversy arises between the Parties to
this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent through such time and which the Parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                         (vii) The Parties and their respective successors and
assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, costs, fines, settlement judgments, penalties, demands, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the execution of this Agreement or the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

                         (viii) The Escrow Agent may resign at any time upon
giving at least thirty (30) days written notice to the Parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the Parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the Parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. Alternatively, if a successor escrow agent is not appointed within the above time frames, then the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

                         (ix) In no event shall the Escrow Agent be liable for
special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                         (x) Any Person into which the Escrow Agent may be
merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any Person to which substantially all the business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further act.

               (l) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the schedule of the Escrow Agent delivered to Parent at or prior to the execution of this Agreement. Such fee schedule may be amended or modified upon mutual consent of Parent and the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall not be obligated to take any such action unless and until it is reasonably satisfied that it will receive such compensation and reimbursement.

               (m) Survival. The obligations of the Parties under Section 8.2(k) and Section 8.2(j)(vii) hereof shall survive termination of this Agreement and resignation or substitution of the Escrow Agent.

        8.3 Indemnification by Buyer.

               (a) Indemnity. Subject to the limitations set forth in this
Section 8.3, Parent and Buyer shall indemnify and hold harmless, jointly and severally, Seller and any successors thereto (including the Trust) ("SELLER INDEMNIFIED PERSONS") from and against any and all Losses arising out of, or resulting from, or incurred with respect to, (i) any breach of any of the representations, warranties, covenants and agreements given or made by Parent or Buyer in this Agreement, the Seller Disclosure Letter or any certificate or instrument delivered pursuant to this Agreement, (ii) the Retention Options granted to New Consultants, (iii) the New Consultants, including without limitation, compensation paid to such New Consultants, and (iv) any and all Assumed Liabilities.

               (b) Limitation on Indemnification by Buyer. Notwithstanding anything to the contrary contained in this Agreement, no Seller Indemnified Person shall be entitled to indemnification from Parent or Buyer hereunder, and neither Parent nor Buyer shall be required to indemnify any Seller Indemnified Person hereunder, for any Losses unless and until all such Losses exceeds $250,000 in the aggregate (at which time, Seller Indemnified Persons shall be entitled to indemnification for all Losses) or in excess of $7,500,000; provided, however, that these limitations on liability shall not apply to the indemnities set forth in Section 8.3(a)(ii), (iii) or (iv).


                                   ARTICLE IX

                                  TERMINATION

        9.1 Termination of the Agreement. The Parties may terminate this Agreement as provided below:

               (a) Parent and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

               (b) Parent or Seller may terminate this Agreement by written notice if: (i) the Closing has not occurred by August 31, 2000; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated by this Agreement or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal;

               (c) Parent may terminate this Agreement by written notice if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body, which would (i) prohibit Parent's or Buyer's ownership or operation of all or a portion of the business of Seller or (ii) compel Parent or Buyer to dispose of or hold separate all or a portion of the business or assets of Parent or Seller as a result of the transactions contemplated by this Agreement;

               (d) Parent may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and such breach has not been cured within thirty (30) calendar days after written notice to Seller; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

               (e) Seller may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent and such breach has not been cured within thirty (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

               (f) Parent or Seller may terminate this Agreement by written notice if Seller Stockholders shall have taken a final vote on the transactions contemplated hereby, and such matters shall not have been approved by Seller Stockholders; and

               (g) Parent may terminate this Agreement by written notice if an event having a Material Adverse Effect on Seller or on the Purchased Assets shall have occurred after the date of this Agreement.

               (h) Seller may terminate this Agreement by written notice if an event having a Material Adverse Effect on Parent shall have occurred after the date of this Agreement.

        9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that each Party shall remain liable for any willful breaches of this Agreement prior to its termination and provided, further, that the provisions contained in Section 6.1 (confidentiality) and Section 10 (miscellaneous) shall survive termination.

                                   ARTICLE X

                                  MISCELLANEOUS

        10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that (a) Parent may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Parent will use its reasonable efforts to advise Seller prior to making the disclosure) and (b) Seller may correspond with third parties in writings in form and substance reasonably satisfactory to Parent with respect to obtaining consents from such parties pursuant to Sections 5.10 and 7.1(f). In furtherance of the foregoing sentence, the Parties agree and acknowledge that Parent will issue a press release following the execution and delivery of this Agreement by the Parties, which Parent shall provide to Seller in advance with an opportunity to comment thereon. Parent shall accept any reasonable comment of Seller specifically related to Seller or Seller Stockholders.

        10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically set forth herein.

        10.3 Entire Agreement and Modification. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by all Parties.

        10.4 Amendment. At any time prior to the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. At any time after the Closing, this Agreement may be amended by Parent, Buyer and Seller or any successor thereto (including the Trust) by execution of an instrument in writing.

        10.5 Waivers. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties other than the Escrow Agent; provided, however, that so long as Parent remains liable for all obligations under this Agreement, Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

        10.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        10.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.9 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by certified or registered first class mail, postage prepaid, return receipt requested, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by certified or registered first class mail, postage prepaid, return receipt requested and shall be addressed to the intended recipient as set forth below:

        If to Parent:

                         Avanex Corporation
                         40919 Encyclopedia Circle
                         Fremont, California  94538
                         Attention: Brian Kinard, Esq., Vice President and
                                    General Counsel
                         Facsimile:  (510) 897-4292

        Copy to:

                         Wilson Sonsini Goodrich & Rosati, Professional Corporation
                         Spear Street Tower
                         One Market Street
                         San Francisco, California  94105
                         Attention: Michael J. Kennedy, Esq.
                                    Robert T. Ishii, Esq.
                         Facsimile: (415) 947-2099

        If to Seller:

                         Holograhix, Inc.
                         577 Main Street, Suite 6
                         Hudson, Massachusetts  95131
                         Attention:  David M. Rowe, President
                         Facsimile:  (978) 562-4182

        Copy to:

                         Burns & Levinson LLP
                         125 Summer Street
                         Boston, Massachusetts  02110
                         Attention: Norman C. Spector, Esq.
                         Facsimile:  (617) 345-3299

        If to the Escrow Agent:

                         Union Bank of California
                         475 Sansome Street, 12th Floor
                         San Francisco, California  94111
                         Attention:  Andy Jeremi, Vice President
                         Telephone:  415-296-6435
                         Facsimile:  415-296-6757

        Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days' advance written notice to the other Parties pursuant to the provisions above.

        10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        10.11 Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement (other than matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the Parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction (a) in the case of actions brought by Parent, Buyer or Escrow Agent, in the State of California, and (b) in the case of actions brought by Seller or its successors, in the Commonwealth of Massachusetts. The Parties hereby consent to the jurisdiction of the Courts of the State of California and the Commonwealth of Massachusetts and the United States District Courts of the Northern District of California and the District of Massachusetts and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

        10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        10.13 Expenses. Each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. In the event the transactions contemplated by this Agreement are consummated, Parent will assume the reasonable costs and expenses (including accounting and legal fees and expenses) of Seller incurred in connection with this Agreement and the transactions contemplated thereby ("SELLER EXPENSES") within 10 days of the receipt of an invoice (supported by reasonable documentation), up to a maximum of $2,000,000; any costs or expenses in excess of such amount shall be Excluded Liabilities.

        10.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        10.15 Seller Disclosure Letter.

               (a) The disclosures in Seller Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. Notwithstanding the foregoing, any contract, agreement, commitment or arrangement set forth in any of paragraphs
(a) - (y) of Section 3.14 herein shall be deemed to be disclosed for any other paragraph of paragraphs (a) - (y) of Section 3.14.

               (b) In the event of any inconsistency between the statements in the body of this Agreement and those in Seller Disclosure Letter (other than an exception expressly set forth as such in Seller Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

               (c) Statements contained within the Seller Disclosure Letter shall be deemed to be representations and warranties under this Agreement, including, without limitation, Article VIII.

        10.16 Attorneys' Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

        10.17 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        10.18 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.

       PARENT:                     AVANEX CORPORATION

                                   By: /s/ WALTER ALESSANDRINI
                                       -----------------------------------------
                                   Name: Walter Alessandrini
                                        ----------------------------------------
                                   Title: President and CEO
                                         ---------------------------------------



       BUYER:                      ASPEN ACQUISITION CORPORATION

                                   By: /s/ BRIAN KINARD
                                       -----------------------------------------
                                   Name: Brian Kinard
                                        ----------------------------------------
                                   Title: President
                                         ---------------------------------------


       SELLER:                     HOLOGRAPHIX INC.

                                   By: /s/ DAVID M. ROWE
                                       -----------------------------------------
                                   Name: David M. Rowe
                                        ----------------------------------------
                                   Title: President
                                         ---------------------------------------